EXHIBIT (n)

                           FIRST AMERICAN FUNDS, INC.

                   Multiple Class Plan Pursuant to Rule 18f-3

                              Adopted June 14, 1995
                         (as amended September 17, 2003)

I.       PREAMBLE.

         Each of the funds listed below (each a "Fund," and collectively the "Funds"), each a portfolio of First American Funds, Inc. (the "Company"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:

     Government Obligations          Treasury Obligations
     Prime Obligations               Tax Free Obligations

This Plan sets forth the differences among classes of shares of the Funds, including distribution arrangements, shareholder services, expense allocations, conversion and exchange options, and voting rights.

II.      ATTRIBUTES OF SHARE CLASSES.

         The attributes of each existing class of the existing Funds (i.e. Class A(1), Class B, Class C, Class D, Class I, Class Y, Class Z and Piper Jaffray Class(2)), with respect to distribution arrangements, shareholder services, transfer agency services, recordkeeping services, and conversion and exchange options shall be as set forth in the following materials:

         A. Class A, Class B and Class C Prospectuses of the respective Funds in the forms most recently filed with the Securities and Exchange Commission (the "SEC") prior to the date of this Plan as amended (with respect to the Class A, Class B and Class C shares of each Fund which offers such class of shares).

         B. Class D Prospectus of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to the Class D shares of each Fund).

         C. Class I Prospectus of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to the Class I shares of each Fund which offers such class of shares).



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(1) Formerly "Class S" shares. Effective December 1, 2003, Class S shares were renamed "Class A Shares."

(2) Formerly "Class A" shares. Effective December 1, 2003, Class A shares were renamed "Piper Jaffray Shares."


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         D.       Class Y Prospectus of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to the Class Y shares of each Fund).

         E. Class Z Prospectus of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to the Class Z shares of each Fund).

         F. Piper Jaffray Class Prospectus of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to the Piper Jaffray Class shares of each Fund).

         G. Statements of Additional Information of the respective Funds in the forms most recently filed with the SEC prior to the date of this Plan as amended (with respect to each Fund).

         H. Class A Plan of Distribution in the form approved by the Board of Directors on June 4, 2003 (with respect to the Class A shares of the Fund).

         I. Class A Service Plan in the form most recently approved by the Board of Directors on June 4, 2003 (with respect to the Class A shares of each Fund).

         J. Class B Plan of Distribution in the form most recently approved by the Board of Directors on June 4, 2003 (with respect to the Class B shares of each Fund).

         K. Class B Service Plan in the form most recently approved by the Board of Directors on June 4, 2003 (with respect to the Class B shares of each Fund).

         L. Class C Plan of Distribution in the form most recently approved by the Board of Directors on June 4, 2003 (with respect to the Class C shares of each Fund).

         M. Class C Service Plan in the form most recently approved by the Board of Directors on June 4, 2003 (with respect to the Class C shares of each Fund).

         N. Class D Plan of Distribution in the form approved by the Board of Directors on June 4, 2003 (with respect to the Class D shares of each Fund).

         O. Piper Jaffray Class Plan of Distribution in the form approved by the Board of Directors on June 4, 2003 (with respect to the Piper Jaffray Class shares of each Fund).

         P. Co-Administration Agreement in the form approved by the Board of Directors on October 1, 2001 (with respect to each class of shares of each Fund).

         Q. Piper Jaffray Recordkeeping Agreement in the form approved by the Board of Directors on September 17, 2003 (with respect to the Piper Jaffray class shares of each Fund).


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         Expenses of such existing classes of the Funds shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

III.     EXPENSE ALLOCATIONS.

         Expenses of the existing classes of the existing Funds shall be allocated as follows:

         A. Distribution fees, service fees, transfer agency fees and recordkeeping fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

         B. Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis.

         Unless and until this Plan is amended to provide otherwise, the methodology and procedures for allocating income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses shall be based on the net assets of each class in relation to the net assets of the company ("relative net assets") as set forth in Rule 18f-3(c)(1)(i).

         The foregoing allocations shall in all cases be made in a manner consistent with Revenue Procedure 96-47 (Internal Revenue Code, Section 562) of the Internal Revenue Service.

IV.      AMENDMENT OF PLAN; PERIODIC REVIEW.

         A. New Funds and New Classes. With respect to any new portfolio of the Company created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the Company shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new portfolio or of such new class of shares.

         B. Material Amendments and Periodic Reviews. The Board of Directors of the Company, including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.


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